Exhibit 10.55
Execution Version
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Amendment To The License Agreement
This Amendment, effective the 12th day of February, 2009, (“Amendment Date”) is by and between Idera Pharmaceuticals, Inc., having a place of business located at 167 Sidney Street, Cambridge, Massachusetts 02139 (“Idera”) and Merck KGaA, a general partnership limited by shares organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Merck”). Idera and Merck may be referred to collectively as “Parties.”
Background
The Parties entered into a License Agreement dated 18 December 2007 (“License Agreement”), which sets forth certain terms and conditions for the Parties to research, develop and commercialize immune modulatory oligonucleotides in the field of cancer.
The Parties now desire to amend the License Agreement to allow Idera to continue to act as the sponsor (as such term is defined in 21 CFR § 312.3(b), hereinafter “Sponsor”) of certain clinical trials until such time as Merck has filed an Investigational New Drug application with the US Food and Drug Administration and assumes the Sponsor role under the Merck IND.
Now, Therefore, the Parties hereby agree as follows:
1. Section 1.17, definition of “Development Costs” is hereby amended and restated in its entirety as follows:
     “Development Costs” means those Out-of-Pocket Expenses incurred by Licensor after the Effective Date that are directly and solely attributable to the achievement of work or activities performed by or on behalf of Licensor after the Effective Date toward the completion of the On-Going Trials or the Future Trials.
2. Section 3.4, of the License Agreement, Licensor Support in the Development, is hereby amended and restated in its entirety as follows:
3.4(a). Licensor Support in the Development. For a period of [**] starting from Effective Date, Licensor shall make its employees that are knowledgeable on the Compound or Follow-On Compound, its properties and functions, reasonably available to Merck, at Licensor’s facilities, for scientific and technical explanations, advice and support, that may reasonably be required by Merck, relating to the Development and registration of the Compound, Follow-On Compound and the Licensed Products (the “Development Support”). The Development Support shall be provided by Licensor [**] during such first [**] following the Effective Date. Thereafter, during the remaining [**] period, Merck shall reimburse Licensor for Licensor’s reasonable Out-of-Pocket Expenses incurred in providing the Development Support should Merck require any of such Development Support, subject however to Licensor providing Merck with documented evidence of such Out-of-Pocket Expenses having been incurred.

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3.4(b). Licensor Sponsorship and Conduct of Clinical Trials. Notwithstanding Section 2.3 and 3.4(a), during the Interim Period Licensor agrees to remain the Sponsor for the On-Going Trials and for additional Clinical Trials that the Parties agree to conduct during the Interim Period, including the study in [**] (“Future Trials” and together with the On-Going Trials, collectively, the “TLR9 Agonist Trials”). For purposes of this Agreement, the “Interim Period” means that period of time commencing on the Effective Date and ending on the date that is the earlier of (i) the date on which the FDA has approved the IND submitted by Merck for conducting clinical trials with Licensor’s TLR9 agonists (the “Merck TLR9 Agonists IND”) and Merck has assumed the role of Sponsor for all on-going TLR9 Agonist Trials or (b) the date that is twenty-four (24) months from the Effective Date. The following provisions shall apply during the Interim Period in connection with the conduct of the TLR9 Agonist Trials:
(1)	Such trials shall be conducted under Licensor’s IND Application Number[**] or IND Application Number [**].

(2)	Licensor’s acts shall be in compliance with Section 3.2.

(3)	The Parties shall establish an agreement for each TLR9 Agonist Trial that sets forth each Party’s responsibilities (the “Charter Agreements”).

(4)	The Charter Agreements shall, at a minimum, identify a process for developing and executing the protocol for each TLR9 Agonist Trial and set forth a trial budget to be paid by Merck, which shall include after [**] the reimbursement by Merck of Licensor’s internal costs, up to an agreed upon limit and at an agreed upon rate to be set forth in the budget attached to the respective Charter Agreement and pre-approved Development Costs in conducting such trial (each a “Trial Budget”).

(5)	Merck shall have responsibility for determining if any Future Trial is to be conducted and for defining objectives of any Future Trial.

(6)	Merck shall seek Licensor’s input on each Future Trial.

(7)	If requested by Merck during the Interim Period, Licensor agrees to initiate and conduct the [**] Trial during the Interim Period, subject to the terms of a mutually agreed Charter Agreement, unless Licensor, in its reasonable discretion, determines that it is unable to conduct such trial, wherein such determination takes into account [**] under the relevant Charter Agreement.

(8)	For each Future Trial [**] that Merck desires to initiate during the Interim Period, Licensor agrees to initiate and conduct such Future Trial during the Interim Period, subject to the terms of a mutually agreed Charter Agreement, unless Licensor, in its sole discretion, determines that it is unable to conduct such trial. Such inability determination shall take into [**] under the relevant Charter Agreement.

(9)	Licensor shall have the right to take, at its sole discretion after appropriate discussions with Merck under the Charter Agreements, any actions it reasonably deems necessary or desirable to fulfill the regulatory requirements appropriate to the role of Sponsor for any or all TLR9 Agonist Trials.

(10)	For the avoidance of doubt, if the Initiation of a Future Trial by Idera would qualify as a milestone payment triggering event as set forth in Section 5.2 if

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such Initiation had been undertaken by Merck, such milestone shall be considered achieved as if Merck achieved such milestone and all payments resulting therefrom shall be due and payable by Merck to Idera according to the Agreement.

(11)	Notwithstanding Section 3.4(b)(10), the Parties agree that the Initiation of the [**] Trial shall in no event be considered [**].

(12)	Licensor’s acts pursuant to the provisions of this Section 3.4(b) shall not be considered a breach of Section 2.6 or Section 3.1.

(13)	Merck’s acts pursuant to the provisions of this Section 3.4(b), as well as the fact that Merck [**], shall not be considered a breach of Section 3.2 or Section 3.9.

(14)	Licensor has entered into a contract with [**] pursuant to which [**] is to perform certain labeling, storage, packing and distribution activities related to [**] on behalf of Licensor. During the Interim Period and in accordance with Merck’s direction, Licensor shall manage the labeling, packing and distribution of [**] vials of [**] via [**] for purposes of (i) completion of transfer of the manufacturing technology as provided for under this License Agreement, (ii) the On-Going Trials and (iii) any Future Trials. Licensor shall not be responsible for manufacturing any amounts of [**] in addition to the [**] vials referenced in this clause (14). To the extent that Licensor follows the direction given by Merck pursuant to this clause (14), Merck shall be accountable for the allocation of such vials to the transfer of the manufacturing technology activities, the On-Going Trials and any Future Trials

(15)	With respect to each TLR9 Agonist Trial, Licensor shall own the corresponding clinical data generated by that Trial (the “Clinical Data”) until such time as Merck shall [**]. Merck shall have a fully paid, royalty free, exclusive license to use, disclose and copy the Clinical Data related to such Trial to bring about the purposes of this License Agreement, the Charter Agreements and the filing of the Merck TLR9 Agonists IND. Licensor shall retain the right to use, disclose and copy (i) any and all Clinical Data during the Interim Period as necessary to comply with applicable laws, rules and regulations and to publish in accordance with Section 7.2 of the License Agreement, (ii) any safety data in connection with contractual pharmacovigilance obligations to third parties and (iii) the final study report for [**] to the extent necessary to comply with [**]. In connection with the foregoing and to the fullest extent permitted by law, Licensor shall authorize any contract research organization, data management company or central laboratory providing services in respect of a TLR9 Agonist Trial to concurrently disclose the related Clinical Data to Merck or Merck’s designee. In respect of Clinical Data for a TLR9 Agonist Trial generated by a Third-Party vendor other than a contracts research organization, data management company or central laboratory, Licensor shall promptly and timely disclose Clinical Data to Merck after receipt thereof from such Third-Party vendor. Without additional action or payment of an additional fee, ownership of the Clinical Data will transfer from

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Licensor to Merck at the end of the Interim Period; provided, that Licensor shall have a fully paid, royalty free, non-exclusive license to use and disclose (i) the Clinical Data for purposes of any required regulatory filings in connection with a TLR9 Agonist Trial or to respond to any regulatory inquiries related to the period when Licensor was Sponsor of such Trial and (ii) any safety data that are generated from a TLR9 Agonist Trial for Licensor’s and its collaborators’ and their affiliates’ regulatory purposes.

(16)	Licensor agrees that during such time that Licensor is owner of any Clinical Data, such ownership rights shall be subject to and to the extent applicable, limited by, the terms of this License Agreement, including Section 7.2(c).

(17)	Strategic Development Committee.
(i)	The Parties shall establish a committee for the purpose of reviewing and exchanging information regarding the general direction and progress of the TLR9 Agonist Trials during the Interim Period (the “Strategic Development Committee” or “SDC”). Each Party shall designate two (2) individuals to be its authorized representatives on the Strategic Development Committee (each a “SDC Representative”). Merck shall also appoint one of the SDC Representatives it has designated as the chair of the Strategic Development Committee (the “SDC Chair”). The initial SDC Representatives and chairperson are set forth on Schedule 3.4(b). Each Party may change its SDC Representatives, or Merck may change its designee for the SDC Chair, as the case may be, from time to time, effective upon notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend SDC meetings. Except as expressly set forth in clauses (ii) and (iii) below, the SDC shall function solely as a forum for reviewing and exchanging information regarding the progress and overall direction of the TLR9 Agonist Trials and not as a decision-making body. The SDC shall meet in accordance with a schedule established by the SDC Chair (taking in consideration the availability of the SDC Representatives), but no less frequently than once a month during the Interim Period and as needed to address an Unresolved Issue as provided under clauses (ii) and (iii) below. Such meetings will occur via teleconference, videoconference or in-person, as determined by the SDC Chair. For an in-person SDC meeting held more than fifty (50) miles outside of Boston, Massachusetts, Merck will reimburse Licensor, in accordance with and subject to its corporate travel and expense policies, for the reasonable travel expenses incurred by Licensor’s SDC Representatives in connection with their attendance of such meeting outside of Boston. The SDC Chair shall ensure that relevant results of such SDC meetings are recorded and approved by all SDC Representatives.

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(ii)	A specific study team comprised of representatives designated by both Licensor and Merck will be formed in respect of each TLR9 Agonist Trial (each a “Study Team”). With respect to each TLR9 Agonist Trial, the applicable Study Team will be charged with certain decision-making responsibilities related to that Trial as set forth in the Trial’s Charter Agreement. Each Charter Agreement will set out the procedures pursuant to which an unresolved issue, requiring the unanimous consent of the Study Team members, may be brought before the Strategic Development Committee (each an “Unresolved Issue”). In the event that the SDC Representatives receive written notice of an Unresolved Issue together with a summary thereof and the action to be decided upon (an “Issue Summary”), the SDC Representatives shall discuss the Unresolved Issue and shall meet with respect thereto if one or more of them believes a meeting or meetings to be useful. If the SDC Representatives do not resolve the matter within thirty (30) days following receipt by them of the Issue Summary (or such lesser or longer period as they may agree is appropriate for their discussions), then the SDC Chair shall, after due and reasonable consideration and subject to clause (iii) below, make the final decision regarding the Unresolved Issue unless such issue is a Safety Issue as defined below. In that case, Licensor’s SDC Representatives shall, after due and reasonable consideration, including consultation with the safety team representatives assigned to the relevant Study, make the final decision regarding such Safety Issue. Licensor’s SDC Representatives shall promptly inform the SDC Chair in writing of any final decisions regarding Safety Issues reached in accordance with this clause (ii). For purposes of this clause (ii), a Safety Issue is (A) any strategy decision regarding a TLR9 Agonist Trial (including a decision to terminate any such Trial) or material change to a TLR9 Agonist Trial protocol that is under consideration which arises from safety findings or other safety matters related to a Compound or (B) any change to a TLR9 Agonist Trial protocol that could reasonably be expected to significantly alter the foreseeable risks or discomforts to a TLR9 Agonist Trial subject. The SDC Chair shall provide the applicable Study Team written notice, with a copy to all other SDC Representatives, of any final decision regarding an Unresolved Issue reached by the Strategic Development Committee pursuant to this clause (ii).
(iii)	Notwithstanding any of the foregoing, the SDC Chair shall not make a final determination regarding an Unresolved Issue the implementation of which could reasonably be expected to have a material adverse effect on Licensor due to any liabilities or obligations under laws, rules or regulations applicable to Licensor as Sponsor of the relevant TLR9 Agonist Trial (a “Sponsor

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MAE”). For purposes of the foregoing, (A) during the course of Strategic Development Committee discussions regarding an Unresolved Issue, each of the Parties should endeavor to discuss specific proposals to resolve the relevant issue and Licensor shall endeavor in good faith to identify any aspect of a proposal the implementation of which could reasonably be expected to result in a Sponsor MAE and (B) the Merck SDC Representatives shall provide Licensor written notice of any proposed final determination (“Proposed Final Determination”) to be made hereunder (“Final Determination Notice”) before its implementation. A Licensor’s SDC Representative shall notify the Merck SDC Representatives in writing within five (5) Business Days of receipt of a Final Determination Notice if in Licensor’s reasonable opinion, a Proposed Final Determination could result in a Sponsor MAE. In the absence of any such notice within such five Business Day period, the Proposed Final Determination shall become final and shall be implemented by written notification to the applicable Study Team. In the event a Licensor’s SDC Representative delivers such notice with respect to a Proposed Final Determination, Merck shall not take any steps to implement the Proposed Final Determination and may submit to Licensor SDC Representatives another Proposed Final Determination that will be subject to this clause (iii).
3. Section 9.1, Indemnification by Merck, shall be amended and restated in its entirety as follows:
9.1 Indemnification by Merck. Merck shall indemnify, defend and hold Licensor and its Affiliates and each of the respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to (a) Merck’s acts or omissions, during the Interim Period, in connection with the On-Going Trials or the Future Trials, (b) the Development, manufacture, use or Commercialization of a Compound, Follow-On Compound or Licensed Product by or on behalf of Merck, its Affiliates or Sublicensees, (c) the use, handling or storage of any Licensor Materials by or on behalf of Merck, its Affiliates or Sublicensees, (d) Merck’s performance of its obligations under this Agreement, (e) breach by Merck of its representations, warranties or covenants set forth in this Agreement; provided, however, that Merck’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits (i) result from the negligence or willful misconduct of any of the Licensor Indemnitees or (ii) arise out of a breach by Licensor of its representations, warranties or covenants set forth in this Agreement.

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4. Section 9.2, Indemnification by Licensor, shall be amended and restated in its entirety as follows:
9.2. Indemnification by Licensor. Licensor shall indemnify, defend and hold Merck and its Affiliates and each of their respective agents, employees, officers and directors (the “Merck Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits related to (a) Licensor’s acts or omissions, subject to the delegation of responsibilities to Merck or its Affiliates under any applicable Charter Agreement, in conducting the On-Going Trials or the Future Trials prior to and during the Interim Period, (b) the Development, manufacture, use or Commercialization of Compounds or Follow-On Compounds by or on behalf of Licensor, its Affiliates or licensees, (c) Licensor’s performance of its obligations under this Agreement, (d) breach by Licensor of its representations, warranties or covenants set forth in this Agreement, or (e) the matters set forth in paragraph 1 of the letter from Licensor to Merck dated December 17, 2007; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply to the extent such claims or suits (i) result from the negligence or willful misconduct of any of the Merck Indemnitees or (ii) arise out of a breach by Merck of its representations, warranties or covenants set forth in this Agreement.
5. Section 9.5, Insurance, shall be amended and restated in its entirety as follows:
9.5 Insurance. During the Interim Period and with respect to each TLR9 Agonist Trial, Licensor shall obtain and maintain, occurrence-form, product liability insurance with a clinical trials endorsement, or clinical trials insurance, in an amount that is agreed by Licensor and Merck as reasonable and customary in the United States pharmaceutical and biotechnology industries for companies engaged in comparable activities. Merck agrees to reimburse Licensor for the cost incurred by Licensor in obtaining such insurance, up to the amount set forth as insurance expense payable or reimbursable by Merck set forth in the applicable Trial Budget. After the Interim Period, until expiration or termination of the Term, each Party shall bear its own costs of obtaining and maintaining occurrence-form, product liability insurance with a clinical trials endorsement, or clinical trials insurance (including self-insured arrangements), in amounts that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured as permitted under this Section 9.5, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.5. To the extent possible under each Party’s respective insurance plans, each Party will notify the other Party at least thirty (30) days prior to the expiration or cancellation of such insurance, or any reduction in coverage thereunder.
6. The Schedules to the License Agreement are hereby amended with the addition of Schedule 3.4(b) attached hereto.

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7. All other terms and conditions of the License Agreement shall remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

Idera Pharmaceuticals, Inc.

By:	/s/ Louis Arcudi, III

Name:	Louis Arcudi, III
Title:	Chief Financial Officer
Date:	11 Feb 2009

Merck KGaA

By:	/s/ Dr. Claudia [illegible]

Name:	Dr. Claudia [illegible]
Title:
Date:	13 Feb 2009

By:	/s/ Jens Eckhardt

Name:	Jens Eckhardt
Title:	Legal Counsel
Date:	13 Feb 2009

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Schedule 3.4(b)
Strategic Development Committee Members
Idera SDC Representatives: [**]
Merck SDC Representative: [**]
Merck SDC Representative/SDC Chair: [**]

17 December 2007	CONFIDENTIAL
Jens Eckhardt
Associate General Counsel
Merck Serono Legal Department
MERCK KGaA
Frankfurter Str. 250
D-64293 Darmstadt               Germany

Dear Jens:
This letter is provided for the purpose of formally disclosing certain matters to Merck KGaA (“Merck”) in connection with a License Agreement dated December 18, 2007 (the “Agreement”) by and between Idera Pharmaceuticals, Inc. (“Idera”) and Merck. This letter constitutes Confidential Information of Idera under the Agreement.
1. Idera’s U.S. Patent Application Serial No. 10/846,167 (‘167 application), filed 14 May 2004, names only Idera Pharmaceuticals employees as inventors. Idera’s outside patent counsel performed an inventorship determination at the time of filing the ‘167 application. Idera has reviewed this inventorship determination in light of recent communications from the University [**] that suggested one of [**] employees may be an inventor on the ‘167 application. Based upon these communications, no change has been made to the inventorship of the ‘167 application. Idera will use Commercially Reasonable Efforts to contest all claims raised by [**] or the said employee of [**] to the ‘167 application and/or any patent rights corresponding thereto (such as PCT/US2004/015313, published as WO 2004/103301, and all patent rights derived therefrom) and bear all costs related thereto.
[**]

Sincerely,

Steven Ritter, Ph.D., J.D.
Intellectual Property Counsel